MFT Holdings Pty Ltd ACN 006 578 883 as trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569 (‘Vendor 1’); Robert N Woolley (‘Vendor 2’); Alan Gale (‘Vendor 3’) AND
Anvia (Australia) Pty Ltd (ABN 44 605 782 849)

AG EDWARDS SOLICITORS

Level 15,2 Corporate Court, Bundall Qld 4217

PO Box 108, Varsity Lakes Qld 4227

Phone: +61 7 5591 9523 Email: info@agedwards.com.au

ABN 50 163 605 572

Copyright © AG Edwards Solicitors

Table of Contents

1.	Interpretation	3

2.	Agreement to Buy and Sell Shares	9

3.	Conduct pending completion	9

4.	Completion	11

5.	Warranties	14

6.	Taxation indemnity	16

7.	Costs and stamp duty	19

8.	Notices	20

9.	Dispute Resolution	21

10.	General	22

11.	Law and jurisdiction	24

12.	Restrictions on Vendor	24

13.	SCHEDULE 1	25

14.	SCHEDULE 2	26

15.	SCHEDULE 3	27

16.	SCHEDULE 4	28

17.	SCHEDULE 5	29

18.	SCHEDULE 6	30

19.	SCHEDULE 7	31

20.	SCHEDULE 8	33

21.	SCHEDULE 9	34

22.	SCHEDULE 10	42

23.	ANNEXURE “A”	43

24.	Execution Clause	44

SHARE SALE AGREEMENT	2	AG Edwards Solicitors

SHARE SALE AGREEMENT made 10th May 2019

BETWEEN:

(1)	MFT Holdings Pty Ltd ACN 006 578 883 as Trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569 of 30 Rumrunner Street, Mermaid Waters Q 4218 (‘Vendor 1’); and

(2)	Robert N Woolley of 19 Electra St Coomera QLD (‘Vendor 2’); and

(3)	Alan Gale of Sentinel Apartments, 46/40 Riverview Parade, Surfers Paradise QLD 4217 (‘Vendor 3’).

(Collectively the “Vendor”)

AND

(4)	Anvia (Australia) Pty Ltd (ABN 44 605 782 849) of 92 Ashmore Road Bundall QLD 4217 in the State of Queensland

(the ‘Purchaser’).

RECITALS:

A.	Each Vendor is the registered holder and beneficial owner of the shares.

B.	Each Vendor wishes to sell the Shares to the Purchaser.

C.	The Purchaser wishes to buy the Shares from each Vendor on the terms and conditions of this agreement.

THE PARTIES AGREE AND DECLARE AS FOLLOWS:

1. Interpretation

1.1 Definitions

In this agreement, unless the context otherwise requires:

‘Agreement’ means this Agreement and any amendments thereto;

‘Accounts’ means, in relation to the Company, the profit and loss account for the financial year ended on the balance date of the Company and the balance sheet as at the balance date, includes the consolidated profit and loss account and balance sheet of the company copies of which are incorporated in the Data Room Materials.

‘Balance date’ means the date prescribed and in accordance with the date upon which the Buyer provides the balance of the accounts, to wit, 7 days after the execution of this Agreement;

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‘Business day’ means a day on which banks are open for general banking business in Brisbane;

‘Business’ means the business conducted by that the company as at the date of this agreement;

‘Company’ means Host Group of Companies Pty Ltd A.B.N 47 085 418 159 whose corporate details are set out in Schedule 1;

‘Completion’ means completion of the sale and purchase of the shares under clause 4;

‘Completion date’ means 17 May 2019:

‘Data Room Materials’ means the materials provided to and in the possession of the Purchaser via a USB 8 gigabyte stick containing all of the documents and records of the Business relevant to satisfy the Purchaser’s Due Diligence enquiries to enable it to commit to Purchase the Shares;

‘Expert’ means an independent third party who will act as an expert and not as an arbitrator, whose decision will be final and binding on the Vendors and the Purchaser and whose costs will be borne as set out in Clause 15. If the parties cannot agree on appointment of the expert or the expert’s remuneration or both, then either party may request the President (or nominee) of the Law Society of the Jurisdiction to appoint a suitable expert or to determine the expert’s remuneration or both;

‘Floor Price’ means the price of the In-Specie Shares pegged by the Purchaser at US Dollar $3.75 per share;

‘Government agency’ means a government or government department, a governmental, semi-governmental or judicial person and a person (whether autonomous or not) charged with administration of any applicable law;

‘Group Company’ means each of the company and the subsidiaries of the Group;

‘ITAA’ means the Income Tax Assessment Act 1936 (Cth);

‘In-Specie Shares’ means the ordinary shares traded on the OTC market in the United States issued by the parent of the Purchaser, to wit, Anvia Holdings Corporation (OTCPK: ANVV), of 1125 East Broadway, Suite 770, Glendale, CA 91205, United States.

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‘Intellectual property’ means the registered and unregistered business names, copyrights, patents, trademarks, service marks, trade names, designs and similar industrial, commercial and intellectual property set out in Schedule 2;

‘Loan Agreement’ means the amount of the loan between the Lender and the Vendor as the borrower repayment of which is due upon demand;

‘Loss or claim’ means, in relation to any person, a damage, loss, cost, expense or liability incurred by the person or a claim, demand, action, proceeding or judgment made against the person, however arising and whether present or future, fixed or unascertained, actual or contingent;

‘PPSR Charge’ means first registered charge registered on the Personal Property Securities Register in terms of the Personal Property Securities Act 2009;

‘PPSR’ means the Personal Property Securities Register, a register maintained in terms of the Personal Property Securities Act 2009;

‘Property’ means the interest in real property which are held by or attributable to the company and which are set out in Schedule 3;

“Prospective client or customer” means a person, entity or company with whom the Vendor had engaged in negotiations to do business during the:

(i) 24 months preceding the date of this Agreement, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(ii) 18 months preceding the date of this Agreement, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(iii) 12 months preceding the date of termination of this Agreement, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(iv) 6 months preceding the date of this Agreement.

‘Purchase price’ means the amount stipulated and payable in accordance with the manner prescribed in Schedule 7;

‘Restraint’ means the condition of restraint as contained in Schedule 10 which each of the Vendors agrees is necessary to protect the Goodwill of the Company;

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‘Restraint area’ means the area in which the Vendor and the Company are located and where the Company conducts its business and from which it receives the majority of its custom being South East Queensland and specifically and area of 100 kilometers from the current business address of the Company, unless that Restraint area is in the circumstances found to be unreasonable to be enforceable at law or in equity will be calculated in accordance with the provisions in Schedule 10 will apply and the Restraint area, will be read to be;

(i) 80 kilometers from the current business address of the Company, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(ii) 60 kilometers from the current business address of the Company, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(iii) 40 kilometers from the current business address of the Company, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(iv) any such other distance from the current business as the Court deems appropriate.

‘Restraint period’ means from the date of the Agreement for 36 months, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity will be calculated in accordance with the provisions in Schedule 10 will apply and the Restraint Period, will be read to be;

(i) 24 months preceding the date of this Agreement, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(ii) 18 months preceding the date of this Agreement, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(iii) 12 months preceding the date of termination of this Agreement, unless that period is in the circumstances found to be unreasonable to be enforceable at law or in equity, in which case;

(iv) 6 months preceding the date of this Agreement.

‘Shares’ means the shares in the company described in Schedule 4;

‘Subsidiaries’ means the bodies corporate whose corporate details are set out in Schedule 5;

‘Tax’ means any present or future tax, levy, impost, deduction, charge, duty, compulsory loan or withholding of whatever kind and whether direct or indirect, including but not limited to income tax, capital gains tax, recoupment tax, land tax, sales tax, payroll tax, tax installment deduction, fringe benefits tax, group tax, profit tax, interest tax, property tax, undistributed profits tax, withholding tax, municipal rates, stamp duty, import duty (and any related interest, penalty, fine or expense in connection with any of them) levied or imposed by any government agency;

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‘Vendor’ refers to the Vendors collectively, as the case may be and reference to;

‘Vendor 1’ means MFT Holdings Pty Ltd ACN 006 578 883 as Trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569; and

‘Vendor 2’ means Robert N Woolley; and

‘Vendor 3’ means Alan Gale whose corporate details are set out in Schedule 1;

‘Warranty’ means each of the warranties and representations referred to in clause 6.1; and

1.2 General

In this agreement, unless the context otherwise requires:

(a)	a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation issued under, that legislation or legislative provision;

(b)	the singular includes the plural and vice versa;

(c)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

(d)	a reference to any gender includes all genders;

(e)	a reference to a recital, clause, schedule, annexure or exhibit is to a recital, clause, schedule, annexure, or exhibit of or to this agreement;

(f)	a recital, schedule, annexure or a description of the parties’ forms part of this agreement;

(g)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(h)	a reference to any party to this agreement, or any other document or arrangement, includes that party’s executors, administrators, substitutes, successors and permitted assigns;

(i)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(j)	a reference to a ‘subsidiary’ of a body corporate is to a subsidiary of that body corporate in accordance with Part 1.2 Div 6 of the Corporations Law;

(k)	a reference to a ‘holding company’ of a body corporate is to a body corporate of which that body corporate is a subsidiary within the meaning of Part 1.2 Div 6 of the Corporations Law;

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(l)	a reference to a ‘related body corporate’ of a body corporate is to a body corporate which is related to that body corporate within the meaning of Section 50 of the Corporations Law;

(m)	a reference to a bankruptcy or winding up includes bankruptcy, winding up, liquidation, dissolution, becoming an insolvent under administration (as defined in Section 9 of the Corporations Law), being subject to administration and the occurrence of anything analogous or having a substantially similar effect to any of those conditions or matters under the law of any applicable jurisdiction, and to the procedures, circumstances and events which constitute any of those conditions or matters;

(m)	where an expression is defined anywhere in this agreement, it has the same meaning throughout; and

(n)	a reference to ‘dollars’ or ‘$’ is to an amount in Australian currency; and

(o)	a reference to a matter being ‘to the knowledge’ of a person means that the matter is to the best of the knowledge and belief of that person after making reasonable enquiries in the circumstances.

1.3 Headings

In this agreement, headings are for convenience of reference only and do not affect interpretation.

1.4 Confidentiality

Where this agreement provides that a party must treat any information confidentially, that party must not, and must ensure that any person who receives the information by the party’s authority does not, until completion:

(a)	disclose any of the information in any form to anyone else; or

(b)	use any of the information except to:

(i)	acquire or check information in connection with this agreement and the transactions contemplated by it; or

(ii)	perform any of its obligations under this agreement or in relation to any of the transactions contemplated by it, unless:

(c)	the person who provides the information has first agreed in writing;

(d)	the information is disclosed to a professional adviser, banker or financial adviser of the party or to a person whose consent is required under this agreement or for a transaction contemplated by it and that person undertakes to the person who provides the information:

(i)	not to disclose any of the information in any form to anyone else; and

(ii)	only to use the information for the purposes of advising the party or financing the party or considering whether to give that consent (as the case may be);

(e)	the law requires the disclosure or use; or

(f)	the information is available generally (but not if it is because a person has contravened a confidentiality obligation (including under this clause)).

(g)	If completion does not occur on or before the completion date, the party must return, and ensure that any person who receives the information by the party’s authority returns, the information (in any form in which it is held) to the person who provided the information. The obligations imposed by this clause survive termination of this agreement.

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2.	Agreement to Buy and Sell Shares

2.1 Sale and Purchase

Subject to clause 3, the Vendor as beneficial owners sells to the Purchaser and the Purchaser buys from the vendor, the shares (together with all benefits, rights and entitlements accrued or attaching to the shares) free from any security or third-party interest for the purchase price and otherwise on the terms and conditions of this agreement.

2.2 Title property and risk

The title to, property in and risk of the shares:

(a) until completion, remains solely with the Vendor; and

(b) passes to the Purchaser on and from completion.

2.3 Data Room Materials and Due Diligence

The Purchaser has been given access to the Data Room Materials of the Vendor disclosing all relevant long term contracts financial records, taxation affairs client lists revenue targets and employee information to enable the Purchaser to conduct and complete all of its Due Diligence enquiries PRIOR to entering into this contract and the Purchaser warrants to the Vendor that it has satisfied itself in relation to all of the enquiries it has made as to the Conduct of the Company and its operations and all of the Company’s Accounts.

3.	Conduct pending completion

3.1 Conduct of businesses

The Vendor must ensure that, until completion, the Company:

(a)	manages and conducts its business as a going concern with all due care and in accordance with normal and prudent practice (having regard to the nature of its business and good commercial practice and so as to comply with all applicable laws, regulations, ordinances and codes);

(b)	uses its best endeavours to maintain the profitability and value of its business;

(c)	protects and maintains each of its assets;

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(d)	does not, unless required or contemplated by this agreement, or unless the Purchaser first agrees in writing:

(i)	enter into, terminate or alter any term of any material contract or commitment;

(ii)	except in the usual conduct of the business, incur any [material] [actual or contingent] liabilities;

(iii)	except in the usual conduct of the business, dispose of, agree to dispose of, encumber or grant an option over, or any interest in, any of the assets;

(iv)	hire any new employee or terminate the employment of any employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any employee;

(v)	allot or issue or agree to allot or issue any share or loan capital or any security convertible into any share or loan capital;

(vi)	declare or pay any dividend or make any other distribution of its assets or profits;

(vii)	alter or agree to alter its memorandum or articles of association; or

(viii)	pass any special resolution.

3.2 Assistance and access for Purchaser

Until completion, the Vendor must ensure that the Company gives the Purchaser, and any person who has the Purchaser’s written authority, full and free access to the premises during normal business hours and allow any of those persons to:

(a)	observe the conduct of the business of the Company;

(b)	examine and, if desired, copy [at the Purchaser’s expense] any of the books and records (including, without limitation, computerised information), property and affairs of the Company; and

(c)	consult the auditor of the Company, any consultant or adviser retained by the Company or any of its employees concerning the Company and its business.

3.3 Vendors assistance

Until completion, the Vendor must supply to the Purchaser, and any person who has the Purchaser’s written authority, any information or document in its possession or control reasonably requested concerning a Company or its business and assist the Purchaser to gain knowledge concerning the group companies, their businesses and their conduct.

3.4 Confidentiality

The Purchaser must treat confidentially any information obtained under clause 4.2 or clause 4.3.

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3.5 Notice of change

Where before completion an event occurs, which has or may have a material effect on the profitability or value of any the Company or the value of the shares, the Vendor must, immediately upon becoming aware of that event, give notice to the Purchaser fully describing the event.

4.	Completion

4.1 Time and place of completion

Completion is to occur on or before the completion date at the Vendors Solicitor in Southport Business Premises of the Vendor in Brisbane after execution of this Agreement or at any other time or place agreed in writing by the parties. All adjustments and obligations will be made on the basis that the Purchaser took possession and the operation of the Business on 1 May 2019.

4.2 Obligations of Vendor at completion

At completion the Vendor must:

(a)	deliver or cause to be delivered to the Purchaser:

(i)	the share certificates in respect of the shares;

(ii)	subject to clause 2.2, instruments of transfer of the shares naming as transferee the Purchaser or its nominees which have been duly executed in blank by the respective holders and are in registrable form;

(iii)	an irrevocable consent and waiver by the Vendor and any other members of the group companies of their rights of pre-emption under the articles of association of the group companies;

(iv)	duly stamped declarations of trust from any person holding shares in the company on trust for the Vendor, being declarations evidencing that trust;

(v)	instruments of transfer of any share in any of the subsidiaries which is not registered in the name of the company or another subsidiary duly executed in blank by the holders of that share together with a duly stamped declaration of trust or other evidence satisfactory to the Purchaser establishing the beneficial ownership of the share by the company or by a subsidiary;

(vi)	the Certificate of Incorporation of the Company (and any Certificate of Incorporation on Change of Name of the Company);

(vii)	the common seal (and any duplicate common seal, share seal or official seal) of the Company;

(viii)	a copy of the Constitution of the Company certified by the secretary of the relevant Company;

(ix)	the accounts of the Company;

(x)	the minute books and other records of meetings or resolutions of members and directors of the Company;

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(xi)	all registers of the Company (including the register of members, register of options, register of charges) all in proper order and condition and fully entered up to the completion date;

(xii)	all cheque books, financial and accounting books and records, copies of taxation return and assessments, mortgages, leases, agreements, insurance policies, title documents, licenses, indicia of title, certificates and all other records, papers, books and documents of the Company;

(xiii)	a duly completed authority for the alteration of the signatories of each bank account of the Company in the manner required by the Purchaser by notice before the completion date;

(xiv)	all current permits, licenses and other documents issued to any the Company under any legislation or ordinance relating to its business activities;

(xv)	the written resignations of each director, secretary and public officer of the Company in accordance with the form the Purchaser requires, unless the Vendor has caused those officers to be removed by company resolution;

(xvi)	subject to clause 2.2, any other document which the Purchaser requires to obtain good title to the shares and to enable the Purchaser to cause the registration of the shares in the name of the Purchaser or its nominee including any power of attorney under which any document delivered under this agreement has been signed.

(b)	ensure that duly convened meetings of the directors of the Company are held and that at those meetings (as applicable):

(i)	the approval of the registration and the registration (subject to payment of stamp duty) of the transfers of the shares or the shares referred to in clause 4.2(a)(v) (as the case may be), the issue of a new share certificate for the shares (or the shares referred to in clause 4.2(a)(v) (as the case may be) ) in the name of the transferee and the cancellation of the existing share certificates;

(ii)	the appointment as additional directors, secretaries and public officers of the Company of the persons nominated by the Purchaser by notice before the completion date who have consented to so act;

(iii)	the retirement of each existing director, secretary and public officer of the Company with effect from the end of that meeting with each retirement being by written notice by the retiring person acknowledging that the person has no claim against the Company whether in respect of salary, fees, compensation or entitlement for loss of office, loans or otherwise (except in respect of legal entitlements to accrued long service leave and annual holiday pay);

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(iv)	the revocation of all existing authorities to operate bank accounts and the appointment of the person nominated by the Purchaser before the completion date by notice as signatories of the bank accounts.

(c)	confer on the Purchaser title to the shares and place the Purchaser in operating control of the group companies, the businesses and the assets of each of them; and

(d)	do and execute all other acts and documents which this agreement requires the Vendor to do or execute at completion.

4.3 Obligations of Purchaser at completion

At completion the Purchaser must:

(a)	pay all (or if a specific portion is required to be paid at completion, that part of) the purchase price to the Vendor or as the Vendor may direct by notice to the Purchaser, in cash or by bank cheque or in any other form that the parties may agree in writing;

(b)	if any portion of the purchase price is to be paid after completion (the ‘deferred price’), deliver and, if necessary, execute the securities (if any) specified in Schedule 7 for payment of the deferred price (and any interest);

(c)	cause sufficient instruments of consent to be available to allow the Company to pass the resolutions required by clause 4.2(b)(ii); and

(d)	do and execute all other acts and documents which this agreement requires the Purchaser to do or execute at completion.

4.4 Vendors assistance following completion

For 60 days business days after completion, if the Purchaser gives the Vendor notice (‘assistance notice’) so requesting, the Vendor must subject to the payment by the Purchaser of the Vendor’ reasonable costs:

(a)	furnish the Purchaser with any information in the possession or control of the Vendor concerning the matters relating to the Company or its business specified in the assistance notice; and

(b)	if so requested in the assistance notice, attend at the principal place of business of the company to assist the Purchaser to gain knowledge concerning the group companies and the businesses at the time specified in the assistance notice.

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5.	Warranties

5.1 Vendors’ warranties

Each Vendor warrants and represents to the Purchaser, as an inducement to the Purchaser to enter into this agreement and to purchase the shares, and it is a condition of this agreement that, except as set out in Schedule 8 and except where the subject of a consent under clause 3.1(d) each of the statements set out in Schedule 9 is true, complete and accurate, both at the date of this agreement and at the completion date (except that where a warranty refers to only one of those dates, that warranty is given only as at that date).

5.2 The Vendor’s indemnity

The Vendor indemnifies the Purchaser against:

(a)	any loss or claim of or against either or both the Purchaser and the Company to the extent that the claim arises from or is connected with any breach of any of the warranties or any other term of this agreement;

(b)	any loss or claim of or against the Purchaser by reason of the shares being worth less than they would have been worth had that breach not occurred; and

(c)	any taxes which may be incurred by either or both the Purchaser and the Company relating to the performance by the Vendor of its obligations under this clause 5.2,

(d)	except to the extent that the loss or claim or tax is the subject of clause 6.

5.3 Duration of warranties

The warranties and the provisions of clauses 5.1 and 5.2 remain in full force and are binding notwithstanding completion until 60 days after completion and, where before that date the Purchaser gives the Vendor notice of a claim for a breach of a warranty, that warranty does not cease on that date and continues after that date to the extent required to enable the Purchaser to prosecute that claim.

5.4 Minimum quantum of claims

The Purchaser may not make a claim against the Vendor for a breach of any representation, warranty or covenant under this agreement unless and until the aggregate of those claims exceeds or has already exceeded $20,000.00 (Twenty Thousand Dollars).

5.5 Maximum liability

The maximum liability of the Vendor for claims made by the Purchaser for any breach of representation, warranty or covenant (except to the extent the claim is the subject of clause 6) under this agreement is $500,000.00 in totality. In respect of events that have occurred up to and including 30 April 2019 and notwithstanding anything to the contrary in this Agreement any claim for breach of warranty must be brought by no later than 30 April 2020 (time of the essence).

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5.6 Separate warranties

Each warranty is a separate warranty and representation and its meaning is not affected by any other warranty.

5.7 Purchaser’s warranties and Security to the Vendor

The Purchaser warrants and represents to the Vendor, as an inducement to the Vendor to enter into this agreement and to sell the shares, and it is a condition of this agreement that, at the date of this agreement:

(a)	the execution and delivery of this agreement has been properly authorised by all necessary corporate action of the Purchaser;

(b)	the Purchaser has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement;

(c)	this agreement constitutes a legal, valid and binding obligation on the Purchaser enforceable in accordance with its terms by appropriate legal remedy;

(d)	this agreement does not conflict with or result in the breach of or default under any provision of its Constitution or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or a subject or by which it is bound;

(e)	there are no actions, claims, proceedings or investigations pending or threatened against it or to its knowledge by, against or before any person which may have a material effect on the sale and purchase of the shares in accordance with this agreement;

(f)	The “In- Specie” Shares to be issued to the Vendor must not at any time be tradeable for less than AUD$3,500,000.00 notwithstanding the “Floor Price” of USD $3.75 and any realization of those shares by the Vendor resulting in a shortfall must be made up by the issuance of further In-Specie Shares to the Vendor so that the Purchase Price is not less than $3,500,000.00 at any time. The Vendor is entitled to keep all monies realized in excess of the sum of $3,500,000.00;

(g)	In addition to the Purchase Price the Purchaser must repay the Vendors Loans of $800,000.00 as referred to in Schedule 7;

(h)	As Security for the performance of the Purchaser’s obligations under subclauses (f) and (g) the Purchaser grants to the Vendor a General Security Deed in the form as attached and marked Annexure “A” first registered priority on the PPSR.

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6.	Taxation indemnity

6.1 Definitions

In this clause 6, (and any other provision of this agreement which relates to this clause or its subject matter) unless the context otherwise requires:

‘Assessment’ means:

(a)	any assessment, reassessment, amended assessment, default assessment, penalty or fine; and any demand or other document imposing, asserting or indicating an intention to assert any liability, from a taxation authority in respect of tax of the Company or of the Purchaser in relation to the Company;

‘Claim notice’ means a notice given by the Purchaser to the Vendor under clause 6.4 stating:

(a)	if clause 6.4(a) applies, that the Purchaser has received an assessment and attaching a copy of the assessment; or

(b)	if clause 6.4(b) applies, the matter of which the Purchaser has become aware that may lead to a tax liability, increased tax payable or tax claim as the case may be;

‘Disputing action’ means, in respect of a matter the subject of a claim notice, any action to cause the matter to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appeal against or compromise the matter;

‘Expenses’ means all costs and expenses of any disputing action, including without limitation, all legal and accountancy costs and disbursements on a full indemnity basis where the terms of the agreement or retainer with the relevant legal or accountancy adviser are, in all the circumstances, reasonable;

‘Increased tax payable’ means any tax liability relating to a period ending on or before completion beyond the amount of tax already paid by the relevant Company in relation to that period or provided for in the accounts of the relevant Company as at completion in relation to that period;

‘Ordinary trading activities’ means, in relation to the Company, activities that are in the ordinary course of the Company’s trading activities and would not be unusual for a company operating a business similar to the kind of business that the Company operated at the relevant time;

‘Payment date’ means, in relation to a payment that is required to be made by a taxable entity referred to in clause 6.6, the business day five business days before the latest practical time at which the payment may be made without the taxable entity incurring a liability to pay any penalty or interest or suffering any loss;

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‘Relevant rate’ means, where the taxable entity is:

(a)	a natural person (other than a natural person in the capacity of trustee), the sum of the highest rate of tax payable on taxable income by a natural person who is a non-resident taxpayer and the highest rate of the Medicare levy;

(b)	a body corporate (other than a body corporate in the capacity of trustee), the rate of tax payable by companies on taxable income; and

(c)	a trustee, whether a natural person or a body corporate, the sum of the highest rate of tax payable by the trustee in respect of the net income of the trust and the highest rate of the Medicare levy (if applicable);

‘Repayment’ means an amount of money that a taxable entity receives from the relevant taxation authority in respect of a payment made to that taxation authority and referred to in clause 6.7(a);

‘Taxable entity’ means in relation to a tax liability or increased tax payable, that one of the Purchaser and each of the group companies that but for the provisions of this clause 6, would be liable to make a payment to the relevant taxation authority in respect of that tax liability or increased tax payable, as the case may be;

Taxation authority’ means in respect of a tax, the person who administers the imposition and collection of that tax;

‘Tax claim’ means a loss or claim referred to in clause 6.2(c); and

‘Tax liability’ means any amounts payable by either or both of the Company and the Purchaser in respect of any assessment.

6.2 The Vendor’s indemnity

The Vendor indemnifies, subject to clause 6.4, any or all of the Purchaser against:

(a)	except in the circumstances set out in clause 6.3, any tax liability where the tax liability arises (in whole or in part, and if in part, to the extent that it arises) either:

(i)	as a result of an event or omission which occurred or is deemed to have occurred on or before completion; or

(ii)	as a result of, or by reference to any income, profits or gains earned (but not including any increases in the value of assets prior to completion) accrued or received on or before completion;

(b)	any loss or claim arising from or in connection with any breach or non-performance by the Vendor of its obligations under this clause.

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6.3 Exception

The Purchaser may not recover from the Vendor and the Vendor is not liable to the Purchaser under clause 6.2(a) for an amount equal to any tax liability to the extent it has been fully provided for in the accounts of the taxable entity for the period ending on the balance date or which arises by virtue of ordinary trading activities of the Company between the balance date and completion.

6.4 Notification of claims

The Purchaser must give to the Vendor a claim notice:

(a)	within five business days of the Purchaser receiving an assessment which may give rise to a tax liability or increased tax payable to which clause 6.2 applies; or

(b)	in any other case, within 20 business days of the Purchaser becoming aware of a matter that may lead to a tax liability, increased tax payable or tax claim to which clause 6.2 applies,

and the Vendor is only liable in respect of a tax liability or increased tax payable under the indemnity contained in clauses 6.2(a) and (b) if a claim notice has been given to the Vendor in respect of that particular tax liability or increased tax payable before 12 months from the Date of this Agreement.

6.5 Repayment

Where:

(a)	a payment has been made by the Vendor in respect of the indemnity contained in clause 6.2; and

(b)	the taxable entity receives a repayment,

the taxable entity must, as soon as practicable and, in any event, not more than three business days after receipt by it of that repayment, cause an amount to be restored to the Vendor calculated in accordance with the following formula:

A = R - (I × T)

Where:

A is the amount to be restored to the Vendor;

R is the amount of the repayment;

I is the amount of the component of the repayment that is interest on overpaid tax; and

T is the taxable entity’s relevant rate (expressed as a decimal number).

6.6 Disputing action

Where the Vendor receives a claim notice, the Vendor may by notice to the Purchaser within 5 [Five] business days of the claim notice being received, require the Purchaser to:

(a)	take or ensure that the Company takes such disputing action as the Vendor may reasonably require from time to time by notice to the Purchaser; or

(b)	appoint or ensure that the Company appoints the Vendor or any other person nominated by the Vendor to take any disputing action on behalf of the Purchaser or the Company in which case the Purchaser must provide to the Vendor copies of all records, papers, books and documents of the taxable entity relevant to the disputing action, and the Purchaser must take the action specified by the Vendor in the notice but the Vendor may not require the Purchaser or Company to do any act, or omit to do any act, which or the omission of which would materially and adversely affect the Purchaser or the Company.

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6.7 Costs of disputing action

The Vendor indemnifies and must keep indemnified the Purchaser against:

(a)	the expenses; and

(b)	any loss or claim of the Purchaser or the Company as a consequence of action taken under clause 6.6,

and the Vendor must, if the Purchaser so requires by notice, provide to the Purchaser or the Company security for such costs which would be acceptable to a reasonable person in the position of the Purchaser.

6.8 Purchaser to prepare returns

The Purchaser must ensure that any taxation return prepared by or on behalf of either of the Purchaser or the Company after the completion date that relates in whole or in part to a period prior to completion is prepared with due care, skill and diligence.

6.9 Consultation with Vendor

The Purchaser must not, and the Purchaser must ensure that the Company does not, after completion, submit any taxation return concerning the Company or enter into any correspondence with any taxation authority relating to a period on or before completion in relation to the Company without first providing a copy of the relevant return or correspondence to the Vendor.

6.10 Response by the Vendor

The Vendor must respond promptly to any communications to it from the Purchaser and if the Vendor does so and that response is made in sufficient time to enable the Purchaser or the Company to do so without prejudicing its own interest, the Purchaser must consider in good faith and take account of the Vendor’s response in making the relevant taxation return or correspondence to the greatest practical extent but need not do so to the extent that it would cause the Purchaser or any of the group companies to suffer detriment.

7.	Costs and stamp duty

7.1 Costs generally

Except to the extent specified in clauses 7.2 and 7.3, each party must bear and is responsible for its own costs in connection with the preparation, execution, completion and carrying into effect of this agreement.

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7.2  Stamp duty generally

The Purchaser must bear and is responsible for all stamp duty on or in respect of:

(a)	this agreement;

(b)	the instruments of transfer referred to in clauses 4.2(a)(ii) and 4.2(a)(v); and

(c)	any instrument or transaction contemplated by this agreement.

7.3  Costs and stamp duty on securities

The Purchaser must bear and is responsible for the Vendors’ costs (as between solicitor and client) and all stamp duty on or in respect of the preparation, delivery and enforcement of the securities specified in clause 4.3(b).

8.	Notices

8.1 Method of giving notices

A notice, consent, approval or other communication (each a ‘notice’) under this agreement must be signed by or on behalf of the person giving it, addressed to the person to whom it is to be given and:

(a)	delivered to that person’s address;

(b)	sent by pre-paid mail to that person’s address; or

(c)	transmitted by facsimile or email to that person’s address.

8.2 Time of receipt

A notice given to a person in accordance with this clause is treated as having been given and received:

(a)	if delivered to a person’s address, on the day of delivery if a business day, otherwise on the next business day;

(b)	if sent by pre-paid mail, on the third business day after posting; or

(c)	if transmitted by facsimile or email to a person’s address and a correct and complete transmission report is received, on the day of transmission if a business day, otherwise on the next business day.

8.3  Address of parties

For the purposes of this clause the address of a person is the address set out below or another address of which that person may from time to time give notice to each other person:

Vendor 1: MFT Holdings Pty Ltd ACN 006 578 883 as Trustee for MFT Holdings

Superannuation Fund ABN 48 965 985 569

Address: 30 Rumrunner Street, Mermaid Waters Q 4218

Email: bill@hostnetworks.com.au

Attention: Bill Murray

Vendor 2: Robert Neil Woolley

Address: 19 Electra St Coomera QLD 4209

Email: robert@hostnetworks.com.au

Attention: Robert Woolley

Vendor 3: Alan Kenneth Gale

Address: Sentinel Apartments, 46/40 Riverview Parade, Surfers Paradise QLD 4217

Email: alan@altrencapital.com.au

Attention: Alan Gale

The Purchaser: C/- AG EDWARDS SOLICITORS

Address: Level 15, 2 Corporate Court, Bundall, QLD

Email: adrian@agedwards.com.au

Attention: Adrian Edwards

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9.	Dispute Resolution

9.1 Dispute

Any party (Initiating Party) claiming that a dispute has arisen must give the other party (Recipient Party) a Notice setting out the details of the dispute (Dispute Notice). Within five (5) Business Days of service of a Dispute Notice, the Recipient Party must give the Initiating Party a Notice setting out brief details of the Recipient Party’s position on the dispute (Reply Notice).

9.2 Meeting

If the Dispute Notice and Reply Notice are given, the parties must make senior representatives with authority to settle the dispute available for the purpose of meeting in an effort to resolve the dispute. At least one (1) meeting of the relevant representatives must take place within ten (10) Business Days of service of a Reply Notice.

9.3 No Resolution

If the relevant representatives are unable to resolve the dispute within ten (10) Business Days after meeting in accordance with clause 16.2 above either party will be entitled to appoint an Expert to resolve the dispute in accordance with the remainder of this clause.

9.4 Expert

An Expert shall be appointed by the parties, or in default of agreement upon such appointment, either party may refer the matter to the president (or nominee) of the Law Society of the Jurisdiction.

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9.5 Rules

The Expert shall:

(a)	promptly fix a reasonable time and place for receiving submissions or information from the parties or from any other persons as he or she may think fit;

(b)	accept oral or written submissions from the parties as to the subject matter of the dispute within ten (10) Business Days of being appointment;

(c)	not be bound by the rules of evidence;

(d)	make a determination in writing as soon as practicable after being appointed; and

(e)	act in accordance with principles of natural justice.

9.6 Binding

In the absence of manifest error or mistake at law, the decision of the Expert shall be valid and binding upon the parties.

9.7 Costs

The costs of the Expert and any advisers shall be borne by the parties, or as determined in the discretion of the Expert taking into account the Expert’s decision in the dispute.

10.	General

10.1 Amendment

This agreement may only be amended or supplemented in writing, signed by the parties.

10.2 Waiver

The non-exercise of or delay in exercising any power or right of a party does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right. A power or right may only be waived in writing, signed by the party to be bound by the waiver.

10.3 Entire agreement

This agreement is the entire agreement of the parties on the subject matter. The only enforceable obligations and liabilities of the parties in relation to the subject matter are those that arise out of the provisions contained in this agreement. All representations, communications and prior agreements in relation to the subject matter are merged in and superseded by this agreement.

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10.4 Severability

Any provision in this agreement which is invalid or unenforceable in any jurisdiction is to be read down for the purposes of that jurisdiction, if possible, so as to be valid and enforceable, and is otherwise capable of being severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

10.5 Assignment before completion

Before completion, no party may assign or transfer any of its rights or obligations under this agreement without the prior consent in writing of all the other parties.

10.6 No merger

No provision of this agreement:

(a)	merges on or by virtue of completion; or

10.7 Further assurance

Each party must do, sign, execute and deliver and must ensure that each of its employees and agents does, signs, executes and delivers, all deeds, documents, instruments and acts reasonably required of it or them by notice from another party to effectively carry out and give full effect to this agreement and the rights and obligations of the parties under it, both before and after completion.

10.8 Counterparts

This agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

10.9 Electronic Transactions Act

This Deed may be executed in any number of counterparts each of which will be an original, but such counterparts together will constitute one and the same instrument and the date of the Deed will be the date on which it is executed by the last party.

10.10 Attorneys

Each attorney who executes this agreement on behalf of a party declares that the attorney has no notice of the revocation or suspension by the grantor or in any manner of the power of attorney under the authority of which the attorney executes this agreement and has no notice of the death of the grantor.

10.11 Confidentiality

Each party must treat the existence and terms of this agreement confidentially and no announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this agreement may be made or authorised by a party unless the other parties have first given their written approval.

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10.12 Time of the Essence

In all cases and in every respect, time is of the essence of the terms of this Agreement.

11.	Law and jurisdiction

11.1 Governing law

This agreement is governed by the law in force in Queensland.

11.2 Submission to jurisdiction

The parties submit to the non-exclusive jurisdiction of the courts of Queensland and any courts which may hear appeals from those courts in respect of any proceedings in connection with this agreement.

12.	Restrictions on Vendor

12.1 Restraint of Trade

Each of the Vendors agrees to be the subject of the Restraint of Trade as contained in Schedule 10. Each of the Vendors agree the terms of the Restraint is reasonable and necessary to protect the Goodwill of the Company

12.2 Restraint Area and Period

Each of the Vendors agrees to be the subject of the Restraint of Trade as contained in Schedule 10 within the Restraint Area and during the Restraint Period, unless that period is in the circumstances is found to be unreasonable to be enforceable at law or in equity by a court of competent jurisdiction in which case the Restraint Period will be calculated in accordance with the provisions as contained in Schedule 10.

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13.	SCHEDULE 1

(Clause 1.1)

THE COMPANY

Name:	HOST GROUP OF COMPANIES PTY LTD

Place of Incorporation: Queensland, Australia

Australian Company or Business Number: A.B.N 47 085 418 159

Shareholders

1.	MFT Holdings Pty Ltd ACN 006 578 883 as Trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569;

2.	Consolidated Unit Holdings Pty Ltd (Trustee for) A.C.N 010 749 514 Interport Unit Trust A.B.N 12 509 805 865;

3.	Robert N Woolley;

4.	Alan Gale.

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14.	SCHEDULE 2

(Clause 1.1)

INTELLECTUAL PROPERTY

Domain Names:	Host Networks Business Name BN 20836016 The Datacentre.com.au Pty Ltd A.B.N 24 134 203 017
Trade Marks:	Nil

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15.	SCHEDULE 3

(Clause 1.1)

PROPERTY

As contained in the Data Room Materials

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16.	SCHEDULE 4

(Clause 1.1)

THE SHARES

Number and Description of Shares

1.	MFT Holdings Pty Ltd ACN 006 578 883 as trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569 - 431,692 Ordinary Shares;

2.	Robert N Woolley - 78,244 Ordinary Shares;

3.	Alan Kenneth Gale- 78,244 Ordinary Shares.

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17.	SCHEDULE 5

(Clause 1.1)

THE SUBSIDIARIES

THEDATACENTRE.COM.AU PTY LTD ACN 134 203 017

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18.	SCHEDULE 6

(Clause 3)

CONDITIONS

Part 1 (Clause 3.1): Conditions Precedent to agreement

NONE

Conditions for the benefit of all parties: Not Applicable

Part 2 (Clause 3.2): Conditions Precedent to Completion

Conditions for the benefit of the Vendors: Not Applicable

Conditions for the benefit of the Purchaser: Not Applicable

Conditions for the benefit of all parties: Not Applicable

Conditions Post Completion: Not Applicable

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19.	SCHEDULE 7

(Clause 5)

SECURITIES FOR DEFERRED PRICE

The amount and timing of payment for the shares is described as follows;

The Purchaser will procure and arrange for the issuance of In Specie Shares in Item 3 to be issues without encumbrance for the value in Australian Dollars as contained in Item 2 to the Vendor in Item 1 for the transfer and exchange of shares in the Vendors in Item 4 to the Purchaser at a Floor Price of US$3.75.

Item 1. Vendor	Item 2. Amount	Item 3. In Specie Shares	Item 4. Script exchange
The Trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569	$1,677,441.76	318,746	431,692 Ordinary Shares
Robert Neil Woolley	$262,500	49,880	78,244 Ordinary Shares
Alan Kenneth Gale	$262,500	49,880	78,244 Ordinary Shares
Totals	$ 2,202,441.76	418,506	588,180

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In addition, the Purchaser will pay to the Vendor 1 and 2 in Item 5 the sum in item 6 on the terms in Item 7 on or before the days as stated in Item 8;

Item 5. Vendor	Item 6. Amount	Item 7. Terms	Item 8 Timing
The Trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569 (Vendor No 1) MFT Holdings Pty Ltd ACN 006 578 883 as Trustee for the Murray Family Trust (MFT)	471,000	Deposit - $100,000 is payable to MFT Thereafter monthly payments to the parties as set forth in Item 8.	After 1 July 2019 but not later than 10 July 2019, then two payments each of $70,000.00 are payable to MFT together with a further payment of $70,000.00 with payment due on 10 October 2019 split in the amount of $36,000.00 payable to MFT with the balance then payable to Vendor No. 1 and thereafter $70,000.00 to Vendor No. 1 and on each of the 10th of November 2019, 10 December 2019 and finally the remaining sum of $21,000.00 on 10 January 2020

Totals		$471,000	$471,000

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20.	SCHEDULE 8

(Clause 6)

DISCLOSURES

All shares will be unencumbered as at the Completion Date

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21.	SCHEDULE 9

(Clause 6)

THE VENDOR WARRANTIES

1.	The Vendor

1.1	The Vendor is duly incorporated and validly exists under the law of their places of incorporation.

1.2	The Vendor has full corporate power and authority to own the ordinary shares.

2.	Authority

2.1	The execution and delivery of this agreement has been properly authorised by all necessary corporate action of the Vendor.

2.2	The Vendor has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement.

2.3	This agreement constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms by appropriate legal remedy.

2.4	This agreement and completion do not conflict with or result in a breach of or default under any provision of the Constitution of the Vendor or any material term or provision of any agreement or deed or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

3.	Accuracy of information

3.1	The facts set out in the recitals and in Schedules 1 to 5 (inclusive) and 8 are true, complete and accurate in all respects.

3.2	All information which has been given by or on behalf of the Vendor to the Purchaser (or to any director, agent or adviser of the Purchaser) with respect to the shares, the Company or any of the businesses (including under clause 4) is true and accurate in all respects.

3.3	All information which is known to the Vendor relating to the shares, the group companies or the businesses or otherwise the subject matter of this agreement which is material to be known by a Purchaser of the shares has been disclosed [in writing] to the Purchaser.

4.	The shares

4.1	The shares:

(a)	are all of the issued shares in the capital of the company; and

(b)	have been allotted and fully paid up in cash and no moneys are owing to the company in respect of them.

4.2	There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of or grant to any person the right to require the issue of, any shares or other securities in the company.

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5.	Group structure

5.1	The Company does not hold or beneficially owns any shares or other securities in any other body corporate (wherever incorporated) except for shares held and beneficially owned in each other.

5.2	The shares in all the subsidiaries (except for those shares to be transferred pursuant to clause 5.2(a)(v)) which have been issued by the subsidiaries are:

(a)	held by and beneficially owned by the company or another subsidiary; and

(b)	are free from any encumbrance, security or third-party interest.

5.3	There are no agreements, arrangements or understandings in force or securities issued which require the present or future issue of or grant to any person the right to require the issue of, any shares or other securities in any of the subsidiaries.

5.4	The Company has not any permanent establishment (as defined in any relevant double taxation agreement with the country of its incorporation) or is registered to carry on business outside its jurisdiction of incorporation.

6.	The company and subsidiaries

6.1	The Company has not gone into liquidation or passed any resolution that it be wound up and no application for its winding up has been presented or threatened nor has any notice or purported notice under Section 459E of the Corporations Law been given to the Company.

6.2	No writ of execution exists against any property of the Company.

6.3	No receiver, receiver and manager or other controller or administrator has been appointed nor is the appointment of a receiver, receiver and manager, other controller or administrator threatened, in relation (as applicable) to the shares, the Company or the whole or any part of the undertaking or assets of the Company and no event has occurred which entitles (or would, with the giving of notice or the lapse of time, entitle) any person (other than the Company) to appoint or seek the appointment by a court of a receiver, receiver and manager, other controller or administrator.

6.4	The Company:

(a)	has any subsidiary (other than a subsidiary);

(b)	holds or beneficially owns any share or other security of any company (other than a subsidiary);

(c)	is a member of any partnership, joint venture or unincorporated association; or

(d)	has any branch or any permanent establishment outside Australia.

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6.5	The Company is duly incorporated under the laws of the jurisdiction specified in relation to it in either schedule 1 or schedule 5.

6.6	The Company has full power and authority to own its property and assets and to conduct its business in Australia and does not own property or assets or conduct any business in any place other than Australia.

6.7	The copy of the Constitution (or other charter document) of the Company which has been supplied to the Purchaser and which has been certified by its secretary on the date of this agreement, is a true copy of the Constitution (or other charter document) of the Company.

6.8	All the accounts, books, ledgers and financial and other material records of any kind of the Company:

(a)	have been fully, properly and accurately kept and completed;

(b)	contain no material inaccuracies or discrepancies; and

(c)	give a true and fair view of the financial, contractual and trading position of the Company, its plant and machinery, fixed and current assets and liabilities (actual, prospective and contingent), debtors, creditors and stock in trade.

6.9	The register of members of the Company contains a true and accurate record of its members from time to time.

6.10	All statutory books and records of the Company have been properly kept and are up to date with true, complete and accurate entries and records.

6.11	The Company:

(a)	has complied with all legal requirements for the filing of returns, particulars, notices and other documents with all government and regulatory authorities (including any relevant stock exchange);

(b)	has complied with all legal requirements in relation to the conduct of its business; and

(c)	has conducted its business and its affairs generally in accordance with all applicable laws, orders, regulations, by-laws and other requirements.

6.12	Since the balance date, no dividend in respect of any capital of the Company has been declared or paid nor has there been any other distribution of property or assets to members of the Company since the balance date.

6.13	The business and affairs of the Company have been conducted in accordance with its Constitution.

7.	Business and assets

7.1	Since the balance date, the business of the Company has been conducted in the usual course and, without limitation, there has not been:

(a)	any material alteration to the terms of employment of its directors, executives or employees;

(b)	any liability or obligation incurred or agreed to be incurred or any assets disposed of or agreed to be disposed of, otherwise than in the usual conduct of the business;

(c)	any special resolution passed;

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(d)	any capital expenditure; or

(e)	any operational expense incurred or agreed to be incurred which is of an unusual nature or abnormal amount having regard to the customary business practices applicable to the industry in which the Company operates.

7.2	The Company has good and marketable title to all its property and assets (including its unissued and issued but uncalled share capital) free from any security or third party interest e and there is no agreement to give or create any security or third party interest and no claim has been made by any person to be entitled to an interest of that kind.

7.3	The property and assets of the Company comprise all of the assets used in connection with or necessary for the continuing conduct of its business including the benefit of any contract used by the Company in relation to its business.

7.4	No loan capital or other loans to the Company is repayable now or on demand or outstanding to any Bank.

7.5	The company has not entered into any offer or other arrangement which requires, as a term or condition of the supply of goods or services by or to the company, that the company or its customer acquire or supply goods or services from or to any other person.

7.6	There are no outstanding commitments for capital expenditure other than replacements and normal purchases of plant and equipment in the ordinary course of business.

7.7	The assets of the Company disclosed in its accounts are used solely by it in the carrying on of its business and none of these assets are used by any other person (whether in association or conjunction with it or otherwise).

8.	Accounts and financial position

8.1	The accounts for the Company:

(a)	have been prepared in accordance with all relevant legislation and generally accepted accounting principles and standards applied on a consistent basis;

(b)	show a true and fair view of the financial position and assets of the Company (and in the case of the company, all the group companies following consolidation) as at the balance date and of its income, expenses and results of operations for the financial period ended on the balance date;

(c)	are not affected by any unusual or non-recurring items;

(d)	take account of all gains and losses, whether realised or unrealised, resulting from foreign currency transactions;

(e)	include all reserves and provisions for taxes necessary to cover all tax liabilities (whether or not assessed) of the Company up to the balance date;

(f)	include all reserves and provisions desirable to cover liabilities (including, without limitation, liabilities for long service leave and annual leave entitlements); and

(g)	make disclosure of all [material] liabilities (whether actual, prospective, contingent or otherwise) and of every financial commitment of the Company as at the balance date.

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8.2	No material changes have occurred in the assets and liabilities of the Company from those disclosed in the accounts.

8.3	All the debts included in the accounts owed to the Company have realised, or will (in the ordinary course of business and in any event within [60] days after each debt first arises) realise the nominal amounts set out in the accounts (less the total of any reserves or provisions made in the accounts for bad and doubtful debts).

8.4	All loans shown as assets of the Company are valid and subsisting debts in respect of which there is no dispute and will realise the nominal amounts shown in the accounts in accordance with their terms.

8.5	The basis of depreciation adopted by the Company in the accounts constitutes proper provision for depreciation and complies with the requirements of all tax legislation.

8.6	The values attributable to assets in the accounts are not different from the values of the assets for tax purposes.

9.	Real Property

9.1	The company does not own, hold or is the occupier, lessee or tenant of or has any interest in any real property except for the property.

9.2	Where the Company is the owner, lessee or lessor of a property:

(a)	the interest of the Company so described is free from any security or third-party interest except for the Loan set forth in the Schedule to be repaid by the Purchaser as per Schedule 7;

(b)	the property comprises all the freehold or leasehold properties owned, used or occupied by the Company;

9.3	Where the interest of the Company in a property disclosed is a leasehold:

(a)	the leave is a valid, legal and binding obligation in accordance with its terms;

(b)	the Company has duly complied with and fulfilled all its obligations and duties under the lease;

(c)	no event has occurred which may be grounds for termination of the lease; and

(d)	there is no litigation pending or threatened in connection with or arising out of the lease and no event has occurred and there is no claim in connection with or arising out of the lease which may give rise to litigation.

9.4	The Purchasers will make its due diligence and must satisfy it that there has been substantial compliance with all contaminated land, dangerous goods and environmental laws which apply to it relating to the property or any of the Vendors business, or any other business conducted there at any time and the Purchaser will not have recourse upon the Vendor or the Company for any breach subsequent to Completion.

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10.	Contracts

10.1	The Company’s Contracts are as disclosed in the Data Room Materials.

10.2	The Company is not a party to any agreement or arrangement of which it or any other party is in default or, but for the requirements of notice or lapse of time or both, would be in default other than the Loan.

10.3	The company is not a party to any agreement, arrangement or understanding which contravenes any applicable law.

10.5	The Company has duly complied with and fulfilled all the obligations and duties that it owes under any agreement or arrangement to which it is party.

10.6	No event has occurred which may be grounds for termination of any agreement or arrangement to which the Company is a party.

10.7	No guarantee, surety or indemnity or letter of comfort has been given or entered into:

(a)	by the Company in respect of the dischedulearge of the liabilities or the performance of the obligations (in either case whether present or future) of any other person; or

(b)	by the Vendor in respect of the discharge of the liabilities or the performance of the obligations of the Company.

10.8	Every contract, instrument or other commitment to which the Company is a party is valid and binding according to its terms and no party to it is in material default under its terms.

10.9	the Group is properly constituted and will continue underwriting the insurance in this jurisdiction, and the agreements between the Company and the Group are not capable of being terminated or impeachable by the actions of any third party.

11.	Intellectual property

11.1	The Company does not own, use or require in its business the use of any copyright, letters patent, trade marks, service rights, trade names, designs, business names or similar industrial, commercial or intellectual property rights, except for the intellectual property.

11.2	The Company does not in the conduct of its business, infringes or wrongfully uses any confidential information, trade secrets, copyrights, letters patent, trade marks, service rights, trade names, designs, business names or similar industrial, commercial or intellectual property rights.

11.3	There are no users, licensees or parties with any rights with respect to any of the intellectual property, except the group companies.

11.4	No disclosure has been made to any person of any industrial know-how or any financial or trade secret of the Company to a person other than the Purchaser except as required by law.

11.5	There are no royalty, licence or any other fees payable in connection with the conduct of the business of the Company.

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12.	Taxation

12.1	All taxation returns required to be made by the Company have been made.

12.2	All taxation returns made by the Company have been made with true and full disclosure of all relevant matters.

12.3	There are no outstanding or likely disputes or questions or demands between the Company and any taxation authority (whether in Australia, any state of Australia or elsewhere).

12.4	The Company does not have any liabilities in respect of unpaid or unassessed taxes.

12.5	The Company will become subject to any tax:

(a)	on or in respect of or by reference to profits, gains or income for any period up to and including the balance date; or

(b)	in respect of any other matter or thing referable to a time prior to, or to any period ending on or before, the balance date.

in excess of the provisions for tax included in the accounts.

12.6	The only liabilities for tax of the Company arising since the balance date are liabilities arising out of ordinary trading activities of the Company.

12.7	The Company has made a sufficient distribution for the purpose of Div 7 of Part III of the Income Tax Assessment Act 1936 for all years of income up to and including the balance date to which that division applied.

12.8	The Company has complied with the provisions of Part IIIAA of the Income Tax Assessment Act 1936 and has maintained records of franking debits and franking credits which are enough for the purposes of that legislation.

12.9	Except in respect of this agreement, and documents or transactions contemplated by this agreement, all taxes payable in respect of every deed, agreement or other document or transaction to which the Company is or has been a party or by which it derives, has derived or will derive a substantial benefit have been duly paid and no such deed, agreement or other document is unstamped or insufficiently stamped.

12.10	All taxes of any nature which the Company has been liable to pay have been paid.

12.11	All amounts required to be deducted or withheld by the Company and remitted or paid to a taxation authority have been so deducted or withheld and remitted or paid.

12.12	The Company has complied with all its obligations under the Income Tax Assessment Act 1936 (Commonwealth) , and the Fringe Benefits Act 1986 (Commonwealth) and all other legislation relating to tax.

13	Compliance with law and absence of litigation

13.1	There is no claim, action, proceeding or demand, other than the matters disclosed in Schedule 8, which may give rise to litigation involving:

(a)	the Vendor (either in relation to the shares or the Company);

(b)	a group company; or

(c)	the arrangements or contract with the Group.

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13.2	There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against any the Company or the Vendor, other than the matters disclosed in Schedule 8, or any of the assets of the group companies or the shares.

13.3	There is no outstanding claim, action, proceeding or demand current, pending or threatened, other than the matters disclosed in Schedule 8, in respect of:

(a)	the Vendor (either in relation to the shares or any group company);

(b)	a group company; or

(c)	the arrangements or contract with the Group.

13.4	The Vendor, in relation to the shares, and the Company is not a party to any contract, agreement, arrangement or understanding which is in breach of any applicable trade practices legislation nor does the Vendor, in relation to the shares, engage in any conduct or practice which is in breach of that legislation, other than the matters disclosed in Schedule 8.

13.5	The group companies hold all necessary or desirable licences (including statutory licences) and consents, planning permissions, authorisations and permits for the proper carrying on of their businesses in all their aspects and all of those licences, consents, permissions, authorisations and permits:

(a)	have been fully paid up;

(b)	have been fully complied with;

(c)	are in full force and effect;

(d)	are not liable to be revoked or not renewed; and

(e)	are not subject to any conditions.

13.6	There are no facts or circumstances involving the Company or its affairs which are likely to result in the revocation of or variation in any material respect of any permit, licence, authority or consent held by it.

13.7	No permit, licence, authority or consent held by the Company would be adversely affected by, or liable to be terminated revoked or varied in any material respect by reason of, a change in the ownership of the Company.

14	Insurance

14.1	The Company has adequate liability and public risk insurance having particular regard to its business as disclosed in the Data Room Materials.

15	Profit sharing and finder’s fee

15.1	The Company is not a party to any agreement under which it is or may be bound to share the profit or pay any royalties or to waive or abandon any rights.

15.2	No contract, agreement, arrangement or understanding to which the company is a party provides for any payment or receipt of funds not accurately reflecting the value on an arm’s length basis of the services or goods in consideration of which that payment or receipt of funds is made.

15.3	No contract, agreement, arrangement or understanding of the Company involves, either directly or indirectly, any offer or payment to any government official to influence him or to assist in the obtaining or retaining of business, nor does it involve any offer or payment to any other person while knowing or having reason to know that all or a portion of the matter offered or any such payment would be made available or paid to any government official for those purposes.

15.4	The Vendor has not taken any action so that any person becomes entitled to receive from the Purchaser or from the Vendor any finder’s fee, brokerage or other commission in connection with the sale of the shares.

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22.	SCHEDULE 10

(Clause 8)

RESTRAINT

(a)	During the restraint period each of the Vendors (excluding Robert Neil Woolley) must not within the restraint area:

i.	Prepare to be, or be, involved in any competing business; or

ii.	Canvass, solicit, induce or encourage any person who was an employee or contractor of the Purchaser to leave the Company and join the competing business; or

iii.	Canvass, solicit, approach or accept any approach from any person who was at any time an existing or prospective client or customer of the Company or a prospective client or customer of the Company; or any person who refers business to the Company on a regular or ongoing basis, with a view to obtaining custom or any business introduction from that person in a competing business; or

iv.	Interfere in any way with the relationship between the Company or the Purchaser and its employees, clients and customers (including prospective clients and customers), contractors, or suppliers; or

v.	Act in any restricted way as defined above.

(b)	The Vendors acknowledges that:

i.	Each agreed restraint specified above is, in the circumstances, reasonable and necessary to protect the genuine business interests of the Company and the Purchaser;

ii.	Damages are not necessarily an adequate remedy if the Vendor breaches this restraint clause; and

iii.	The Company or the Purchaser may apply for injunctive relief if:

1.	The Vendor breaches or threatens to breach this restraint clause; or

2.	The Company or the Purchaser believes the Vendor is likely to breach this restraint clause.

(c)	Each party agrees that if:

i.	A court of competent jurisdiction finds that any provision of this restraint clause is an unenforceable provision not enforceable at law or in equity; and

ii.	The unenforceable provision would be enforceable if:

1.	One or more restricted ways included in the definition of restricted way were deleted; or

2.	One or more of the alternate periods referred to in the definition of Restraint Period were deleted; or

3.	One or more of the alternate areas referred to in the definition of Restraint Area were deleted, then the unenforceable provision must be made enforceable by making those deletions.

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23.	ANNEXURE “A”

GENERAL SECURITY AGREEMENT

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24.	Execution Clause

Executed by Robert N Woolley	}
in the presence of the underlying witness,
and the sealing is attested by

Witness	Robert N Woolley
Name (printed):	Name (printed):

Executed by Alan Gale	}
in the presence of the underlying witness,
and the sealing is attested by

Witness	Alan Gale
Name (printed):	Name (printed):

EXECUTED as an agreement.
THE COMMON SEAL of MFT Holdings Pty Ltd ACN 006 578 883 as Trustee for MFT Holdings Superannuation Fund ABN 48 965 985 569	}
was affixed in the presence of,
and the sealing is attested by

Secretary	Director
Name (printed):	Name (printed):

THE COMMON SEAL of ANVIA (AUSTRALIA) PTY LTD (ABN 44 605 782 849)	}
was affixed in the presence of,
and the sealing is attested by

Secretary	Director
Name (printed):	Name (printed):

SHARE SALE AGREEMENT	44	AG Edwards Solicitors